Exhibit 10.4

Aspen Group, Inc.

224 West 30th Street, Suite 604

New York, New York 10001

April 16, 2016

Ladies and Gentlemen:

I am writing to you and confirming that subject to the approval of two warrant holders exercising 4,855,487 warrants at $0.155 per share, I will convert a $300,000 convertible note (and approximately $2,300 of accrued interest) presently convertible at $1.00 per share into shares of common stock at $0.19 per share, which is above market.  This conversion must occur by April 29, 2016 and shall occur by my tendering the original note with the conversion notice duly executed. In connection with my conversion, I am acquiring the shares of common stock for investment and without a view to resale in connection with a distribution.

Sincerely yours,

/s/ Michael Mathews
Michael Mathews

I hereby accept the subscription on the terms set forth above.

By: /s/ Janet Gill

      Janet Gill, Chief Financial Officer